EXHIBIT 99.1

Great Lakes Bancorp, Inc.

NYSE:	BVC

Web Site:	www.bayviewcapital.com	Web Site:	www.gbsb.com

Contact:	Charles G. Cooper	Contact:	Andrew W. Dorn, Jr.

	Bay View Capital Corporation		Great Lakes Bancorp, Inc.

	650-312-6819		716-961-1920
          FOR IMMEDIATE RELEASE
          April 27, 2006

Shareholders Approve Great Lakes Bancorp, Inc. and Bay View Capital
Corporation Merger

     Buffalo, NY, April 27, 2006 — Great Lakes Bancorp, Inc., parent of Greater Buffalo Savings Bank, and Bay View Capital Corporation (NYSE: BVC), a San Mateo-based financial services company, today announced that their shareholders approved their agreement to merge. Both companies held special meetings of shareholders today at which the merger proposal was approved. The merger will be effective at 12:01 a.m. on Monday May 1, 2006, and trading will commence on that date on the New York Stock Exchange under the symbol “GLK.” The other proposals presented at Bay View’s meeting were also approved.
     As a result of the merger, Robert B. Goldstein, John W. Rose and Charles G. Cooper, three of Bay View’s directors, will remain on Bay View’s board and will be joined by the twelve members of the Great Lakes Board. The Board will be chaired by Buffalo businessman Barry Snyder. Mr. Snyder will be the largest shareholder in the combined entity. The present Great Lakes management team, headed by Andrew Dorn, President & CEO, will oversee the operations of the merged entities.
     “Completion of this merger will add almost $100 million to our capital position and will provide our shareholders with an active trading market for their shares on the New York Stock Exchange,” stated Mr. Dorn. “In addition, the merger will support the Bank’s future expansion, further development of the Bank’s infrastructure and the introduction of new financial services to better serve our Western New York customers.”

In 2006, Greater Buffalo Savings Bank opened two additional full service offices in Amherst and currently has three other offices under construction. The Bank now operates 12 full service offices in Erie, Niagara and Chautauqua counties and plans to have 18 full service offices in operation by mid 2007.
Forward-looking Statements
     This press release contains ”forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, uncertainties and other factors that could cause the actual results of Great Lakes to differ materially from the results expressed or implied by such statements, the likelihood that Great Lakes can utilize its net operating loss carryforwards and other factors disclosed in Great Lakes’ periodic reports filed with the Securities and Exchange Commission. Great Lakes assumes no obligation to update the forward-looking information contained in this release.
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